AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 2025

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMERA INCORPORATED

(Exact name of registrant as specified in its charter)

NOVA SCOTIA, CANADA	NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5151 Terminal Road

Halifax, Nova Scotia,

Canada, B3J 1A1

(902) 428-6096

(Address of principal executive offices)

Emera Incorporated Employee Common Share Purchase Plan

(Full title of the plan)

EUSHI Finance, Inc.

37 Route 236

Kittery Properties Suite 101

Kittery, ME 03904

(902) 428-6213

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Brian C. Curry Corporate Secretary 5151 Terminal Road Halifax, Nova Scotia, Canada, B3J 1A1 (902) 428-6996	Christopher R. Bornhorst, Esq. Ellie Kang, Esq. Torys LLP 1114 Avenue of the Americas 23rd Floor New York, New York 10036 (212) 880-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering 1,400,000 common shares, without par value (the “Common Shares”), of Emera Incorporated (the “Registrant” or “Emera”), which may be offered pursuant to the Emera Incorporated Employee Common Share Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Registration Statement on Form 40-F (File No. 001-42631) (the “40-F Registration Statement”) filed with the Commission on May 1, 2025 (other than Exhibits 99.1 to 99.35);

(b)	all other reports filed by the Registrant under Section 13(a) or 15(d) of the Exchange Act since May 27, 2025 (the effective date of the 40-F Registration Statement); and

(c)

the description of the Common Shares contained under the heading “Capital Structure – Common Shares” in the Registrant’s Annual Information Form dated February 21, 2025 for the year ended December  31, 2024, incorporated by reference as Exhibit 99.37 to the Registrant’s 40-F Registration Statement, and any amendment or report filed for the purpose of updating such description.

In addition, all reports and documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document, provided that reports on Form 6-K shall be so deemed incorporated by reference only if and to the extent indicated in such reports.

Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document or report which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Emera is incorporated under the laws of Nova Scotia, Canada. Under Emera’s Amended Articles of Association, Emera must indemnify directors and officers, each former director and officer and each other individual who acts or acted at Emera’s request as a director or officer or in a similar capacity of an Other Entity (as defined below) and their respective heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such person in respect of any civil, criminal, administrative, investigative, arbitration, mediation, or other proceeding or investigation to which he or she is made a party or involved in by reason of being or having been a director or officer of Emera or such Other Entity at the request of Emera or in a similar capacity, provided that: (i) the individual acted honestly and in good faith with a view to the best interests of Emera or, as the case may be, to the best interest of the Other Entity for which the individual acted as a director or officer or in a similar capacity at Emera’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds to believe that his or her conduct was lawful. Emera shall, to the full extent permitted by law, advance funds to an individual referred to above for any costs, charges and expenses of a proceeding or investigation provided that such individual shall repay the funds advanced if the individual does not fulfill the conditions of indemnification. The right of any person to indemnification granted is not exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, resolution or other vote of shareholders or directors, at law or otherwise; and the amount for which such indemnity is proved immediately attaches as a lien on the property of Emera and has priority against the members over all other claims. The term “Other Entity” means any affiliate or subsidiary of Emera, and any other body corporate, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, unincorporated organization, unincorporated syndicate or other enterprise in which Emera, directly or indirectly, now or in the future, holds an interest, whether in debt, equity or otherwise, for which the director, officer or other individual serves or served as a director or officer or in a capacity similar thereto at the request of Emera. Emera is authorized to enter into an agreement evidencing and setting out the terms and conditions of an indemnity in favor of any of the persons referred to in the article regarding indemnification of its Amended Articles of Association. In addition, no director or officer of Emera shall, in the absence of any dishonesty on the part of such director or officer, be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity, or for any loss or expense happening to Emera through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of Emera, or through the insufficiency or deficiency of any security in or upon which any of the funds of Emera are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on his or her part, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of his or her office or in relation thereto. Emera purchases directors’ and officers’ insurance which provides protection for directors and officers in cases where they incur a liability as a result of their activities on behalf of Emera.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description of Exhibit

3.1(1)	Memorandum of Association of Emera Incorporated

3.2(2)	Amended Articles of Association of Emera Incorporated

4.1	Specimen Common Share Certificate

5.1	Opinion of Brian C. Curry, Corporate Secretary of Emera Incorporated

23.1	Consent of Ernst & Young LLP

23.2	Consent of Brian C. Curry, Corporate Secretary of Emera Incorporated (included in the opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on signature page hereto)

99.1	Emera Incorporated Employee Common Share Purchase Plan

107	Filing Fee Table

(1)	Incorporated by reference to Exhibit 3.1 to EUSHI Finance, Inc.’s and Emera US Holdings Inc.’s Form S-4 filed November 27, 2024.
(2)	Incorporated by reference to Exhibit 3.2 to EUSHI Finance, Inc.’s and Emera US Holdings Inc.’s Form S-4 filed November 27, 2024.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement;

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Halifax, Nova Scotia, Canada, on May 28, 2025.

EMERA INCORPORATED

By:	/s/ Gregory W. Blunden
Name: Gregory W. Blunden Title: Chief Financial Officer

By:	/s/ Brian C. Curry
Name: Brian C. Curry Title: Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott C. Balfour, Gregory W. Blunden and Brian C. Curry and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 28, 2025.

Signature	Title
/s/ Scott C. Balfour	President, Chief Executive Officer and Director (Principal Executive Officer)
Scott C. Balfour

/s/ Gregory W. Blunden	Chief Financial Officer (Principal Financial and Accounting Officer)
Gregory W. Blunden

/s/ Karen H. Sheriff	Board Chair and Director
Karen H. Sheriff

/s/ James V. Bertram	Director
James V. Bertram

/s/ Henry E. Demone	Director
Henry E. Demone

/s/ Paula Y. Gold-Williams	Director
Paula Y. Gold-Williams

/s/ Kent M. Harvey	Director
Kent M. Harvey

/s/ B. Lynn Loewen	Director
B. Lynn Loewen

/s/ Brian J. Porter	Director
Brian J. Porter

/s/ Ian E. Robertson	Director
Ian E. Robertson

/s/ M. Jackie Sheppard	Director
M. Jackie Sheppard

/s/ Jochen E. Tilk	Director
Jochen E. Tilk

/s/ Carla M. Tully	Director
Carla M. Tully

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirements of the Securities Act, the undersigned, the Registrant’s duly authorized representative in the United States has signed this Registration Statement on May 28, 2025.

EUSHI FINANCE, INC.

By:	/s/ Gregory W. Blunden
Name: Gregory W. Blunden Title: Chief Financial Officer & Director

By:	/s/ Brian C. Curry
Name: Brian C. Curry Title: Corporate Secretary